WILLIAM BLAIR FUNDS

Amendment to the Written Instrument Amending the Declaration of Trust

The undersigned, the Board of Trustees of the William Blair Funds (the “Trust”), a statutory trust organized pursuant to a Declaration of Trust dated September 3, 1999, as amended (the “Declaration of Trust”), pursuant to Section 9.3 of Article IX of the Declaration of Trust, do hereby amend the Written Instrument Amending the Declaration of Trust with respect to the William Blair Income Fund executed on October 27, 2021 (the “Written Instrument”), as follows as of December     , 2021:

WHEREAS, Sections 6.2 and 6.3 of Article VI of the Declaration of Trust establish and designate a series of the Trust to be known as the “William Blair Income Fund” (the “Income Fund”); and

WHEREAS, the Board of Trustees of the Trust, pursuant to Section 9.3 of Article IX of the Declaration of Trust, executed the Written Instrument to effectuate a name change for the Income Fund to the “William Blair Short-Term Bond Fund” (the “STB Fund”); and

WHEREAS, a name change for the STB Fund has been recommended and the Board of Trustees of the Trust has determined to approve the name change for the STB Fund.

RESOLVED, that the Board of Trustees of the Trust hereby re-designates the STB Fund to be known as the “William Blair Short Duration Bond Fund” effective on such date as determined by the President of the Trust.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have signed these presents, in one or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same document.

Vann A. Avedisian	Dorri C. McWhorter

Kathleen T. Barr	Cissie Citardi

Stephanie G. Braming	Thomas J. Skelly

Daniel N. Leib	Steven R. Zenz